Exhibit 10.52

Silicon Valley Bank

Amendment to Loan Documents

Borrower:             InVision Technologies, Inc.

Date:                      March 4, 2002

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated November 8, 2000 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof.  (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1.             Modified Early Termination Fee.  The sentence in Section 6.2 of the Loan Agreement that currently reads as follows:

If this Agreement is terminated by Borrower under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to one-half of one percent (0.50%) of the Maximum Revolving Credit Limit, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.

is hereby amended to read as follows:

If this Agreement is terminated by Borrower under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to $50,000, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.

2.             Modified Definition of Eligible Receivables.  Subclause (i) of the Minimum Eligibility Requirements set forth in the definition of Eligible Receivables in Section 8 of the Loan Agreement is hereby amended to read as follows:

(i) the Receivable must not be outstanding for more than 120 days from its invoice date,

3.             Modified Definition of Eligible Receivables.  The sentence in the definition of Eligible Receivables in Section 8 of the Loan Agreement that currently reads as follows:

In addition, if more than 50% of the Receivables owing from an Account Debtor are outstanding more than 90 days from their invoice date (without regard to unapplied credits) or are otherwise not eligible Receivables, then all Receivables owing from that Account Debtor will be deemed ineligible for borrowing.

is hereby amended to read as follows:

In addition, if more than 50% of the Receivables owing from an Account Debtor are outstanding more than 120 days from their invoice date (without regard to unapplied credits) or are otherwise not eligible Receivables, then all Receivables owing from that Account Debtor will be deemed ineligible for borrowing.

4.             Modified Credit Limit.  The Credit Limit set forth in Section 1 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

“1.  Credit Limit

(Section 1.1):                                 An amount equal to the sum of (A) and (B) below:

A.            Revolving Loans.  An amount not to exceed the lesser of:  (i) $12,000,000 at any one time outstanding (the “Maximum Revolving Credit Limit”); or (ii) 80% of the amount of Borrower’s Eligible Receivables (as defined in Section 8 above), plus

B.            Term Loans.  An amount equal to the unpaid principal balance from time to time outstanding of Term Loan #1 (as defined in the Existing Loan Documents) (the “Term Loans”).  The current unpaid principal balance outstanding of Term Loan #1 is $187,700.

                                        Letter of Credit

                                        Sublimit

                                        (Section 1.5):                                 $12,000,000.

Foreign Exchange

Contract Sublimit:                      $12,000,000.

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”); provided that: (1) at the time the FX Forward Contract is entered into Borrower has Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above; and (3) each FX Forward Contract shall have an expiry date no later than thirty days prior to the Maturity Date, provided that an FX Forward Contract may have an expiry date later than thirty days prior to the Maturity Date if and only if Borrower’s Obligations with respect to such FX Forward Contract are secured by cash in an interest bearing account, in an amount equal to 10% of such FX Forward Contract, on terms acceptable to Silicon in its sole discretion. Silicon shall have the right to withhold, from the Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

Notwithstanding the foregoing, Borrower agrees that at no time shall the amount of outstanding Obligations under this Agreement and the Exim Agreement exceed $20,000,000 in the aggregate.

Additionally, Borrower covenants and agrees that if at any time the value of the Collateral, as determined by Silicon in its discretion, is less than the aggregate amount of the outstanding Letters of Credit and FX Forward Contracts (the difference between the value of the Collateral and the aggregate outstanding Letters of Credit and FX Forward Contracts is hereinafter referred to as the “Collateral Shortfall”), Borrower shall provide Silicon cash collateral in an amount equal to the Collateral Shortfall to secure all of the Obligations relating to said Letters of Credit and FX Forward Contracts, pursuant to Silicon’s then standard form cash pledge agreement.”

5.             Modified Interest Rate.  Section 2 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

                “2.          INTEREST.

Interest Rate (Section 1.2):

A rate equal to the “Prime Rate” in effect from time to time, plus 1.50% per annum; provided, however, if Borrower maintains with Silicon and/or invests through Silicon at least 80% of Borrower’s cash and cash equivalents, then a rate equal to the “Prime Rate” in effect from time to time, plus 1.0% per annum; provided, further, that if Borrower completes a public offering of its equity securities after the date of this Amendment and maintains with Silicon and/or invests through Silicon at least 50% of Borrower’s cash and cash equivalents, then a rate equal to the “Prime Rate” in effect from time to time, plus 1.0% per annum.  Such reduction(s) and increase(s) of the interest rate may be made throughout the term of this Agreement.

The foregoing rate increase or decrease (as the case may be) will go into effect following Silicon’s review and approval of Borrower’s financial statements and will be effective as of the date of Borrower’s monthly financial statements showing that the interest rate should be increased or decreased, as the case may be, provided that such monthly financial statements are provided to Silicon in accordance with the terms hereof. Notwithstanding the foregoing, in no event shall an interest rate reduction go into effect if, at the date it is to go into effect, an Event of Default has occurred and is continuing.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon.  The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

With respect to Term Loan #1, the interest rate shall be a rate equal to the Prime Rate in effect from time to time, plus 1.5% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The interest rate applicable to the Obligations pertaining to the Term

Loans shall change on each date there is a change in the Prime Rate.

            Minimum Monthly

            Interest (Section 1.2):              Not Applicable.”

6.             Modified Maturity Date.  Section 4 of the Schedule to Loan and Security Agreement is hereby amended to read as follows:

“4.       MATURITY DATE

(Section 6.1):                             February 28, 2003.

The outstanding principal balance of Term Loan #1 will continue to be repaid in monthly principal payments of $11,041.72 each in accordance with the terms of the Existing Loan Documents until the earlier of:  (i) June 29, 2003, (ii) all Obligations related to Term Loan #1 have been indefeasibly paid in full to Silicon or (iii) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms.  Interest on Term Loan #1 shall be payable monthly as provided for in Section 1.2 of this Agreement.”

7.             Modified Tangible Net Worth.  The Tangible Net Worth Financial Covenant set forth in Section 5 of the Schedule to Loan and Security Agreement is hereby amended from “$32,000,000” to “$45,000,000.”

8.             Modified Covenant Regarding Transactions with Subsidiaries.  The dollar limitation set forth in Subclause (6) of Section 9 of the Schedule to Loan and Security Agreement is hereby amended from “$500,000” to “$1,000,000.”

9.             Fee.  In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $33,333.34, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents.  Silicon is authorized to charge said fee to Borrower’s loan account.

10.          Representations True.  Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

11.          General Provisions.  This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:

INVISION TECHNOLOGIES, INC.		SILICON VALLEY BANK

By	/s/ Ross Mulholland, CFO	By	/s/ Milad Hanna
	President or Vice President	Title	Sr. Vice President

By
Secretary or Ass’t Secretary